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Exhibit 99.1

[MAGELLAN HEALTH SERVICES LETTERHEAD]

FOR IMMEDIATE RELEASE	Investor Contacts:	Melissa Rose 410-953-1218
Bill Forrest Gleacher Partners, LLC 212-418-4200
	Media Contact:	Erin Somers 410-953-2405

MAGELLAN OBTAINS EXTENSIONS OF WAIVERS FROM BANK LENDERS

COLUMBIA, Md.—December 31, 2002—Magellan Health Services, Inc., (OCBB: MGLH) today reported that it has entered into an amendment to its Credit Agreement that provides for, among other things, extensions of waivers of any default of its financial covenants through January 15, 2003. The amendment is consistent with the Company's previously stated intention, which it reiterated today, to seek appropriate waivers under its Credit Agreement as it proceeds with its efforts to reduce its debt and improve its capital structure.

        Mark S. Demilio, Magellan's chief financial officer, stated, "We are pleased that the progress of our efforts has been such that we have secured an extension to our interim waiver from our bank lenders. We will continue to work expeditiously toward reducing our debt, and we believe that, with continued progress, we can obtain further waivers, as appropriate."

        Headquartered in Columbia, Md., Magellan Health Services, Inc. (OCBB: MGLH), is the country's leading behavioral managed care organization, with approximately 68 million covered lives. Its customers include health plans, government agencies, unions, and corporations.

Certain of the statements made in this press release including, without limitation, statements regarding receipt of waivers under the Company's Credit Agreement and the success of any restructuring constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: the outcome of discussions and negotiations with creditors, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors. Any forward looking statements made in this press release are qualified in their entirety by these risks and the complete discussion of risks set forth under the caption "Cautionary Statements" in Magellan's Annual Report on Form 10-K/A for the year ended September 30, 2001 filed with the Securities and Exchange Commission on April 1, 2002.

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MAGELLAN OBTAINS EXTENSIONS OF WAIVERS FROM BANK LENDERS